Exhibit 99.1

America West Airlines, Inc. Announces Completion of $75 Million Issue Price Senior Exchangeable Note Offering

PHOENIX, AZ – (August 1, 2003) – America West Airlines, Inc., a wholly-owned subsidiary of America West Holdings Corporation (NYSE: AWA), announced today that on Wednesday, July 30, 2003, it completed its private placement of $75 million issue price of its Senior Exchangeable Notes due 2023. The notes pay cash interest until July 30, 2008. Thereafter, the notes will cease bearing cash interest and begin accruing original issue discount at a rate of 7.25% until maturity.

Each note was issued at a price of $343.61 and is exchangeable for class B common stock of America West Holdings Corporation at an exchange ratio of 32.038 shares per $1,000 principal amount at maturity of the notes. This represents an equivalent conversion price of approximately $10.73 per share (subject to adjustment in certain circumstances). The aggregate amount due at maturity, including accrued original issue discount from July 31, 2008, will be $218,271,000.

Holders of the notes may require America West Airlines to repurchase the notes at a price equal to the original issue price plus accrued cash interest and original issue discount, if any, on July 30, 2008, 2013 and 2018. The purchase price of such notes may be paid in cash or class B common stock of America West Holdings Corporation, subject to certain restrictions. America West Airlines may redeem the notes, in whole or in part, on or after July 30, 2008 at a price equal to the original issue price plus accrued cash interest and original issue discount, if any.

The offering was made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933. America West Airlines will place $42.9 million of the net proceeds in a cash collateral account to secure scheduled principal and interest payments on certain of its indebtedness through September 30, 2004 and use the balance of the net proceeds for working capital and general corporate purposes.

The notes being offered and the class B common stock issuable upon exchange of the notes have not been registered under the Securities Act, or any state securities laws, and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act and applicable state securities laws.

This announcement is neither an offer to sell nor a solicitation to buy any of these notes and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

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